Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended December 31, 2016 and

Announces Quarterly Distributions of $0.20 per Share for Each of the Quarters Ending March 31, 2017, June 30, 2017, and September 30, 2017

GREENWICH, CT – 03/02/2017 – TICC Capital Corp. (NasdaqGS: TICC) (“TICC,” the “Company,” “we,” “us” or “our”) announced today its financial results for the quarter ended December 31, 2016, and announced distributions of $0.20 per share for each of the first, second, and third quarters of 2017.

HIGHLIGHTS

•	As of December 31, 2016, net asset value per share stood at $7.50 compared with a net asset value per share as of September 30, 2016 of $7.08.

•	For the quarter ended December 31, 2016, we recorded net investment income of approximately $7.3 million, or approximately $0.14 per share. In the fourth quarter, we also recorded net unrealized appreciation of approximately $30.1 million and net realized capital losses of approximately $1.1 million. Our collateralized loan obligation (“CLO”) positions represented approximately $20.7 million of the net unrealized appreciation for the quarter. In total, we had a net increase in net assets from operations of approximately $36.3 million, or approximately $0.71 per share.

•	Our core net investment income (“Core NII”), which is a non-GAAP measure, for the quarter ended December 31, 2016 was approximately $11.2 million, or approximately $0.22 per share. The increase in loan prices over the last year (which has led to higher CLO net asset values) has also resulted in tighter loan credit spreads. Combined with an increase in 3-month LIBOR, these tighter loan credit spreads have produced lower current and projected cash distribution payments from many of our CLO equity tranche investments, reducing Core NII.

o	Core NII represents net investment income adjusted for additional cash distributions received, or entitled to be received (if any, in either case), on our CLO equity investments and also excludes any capital gains incentive fees we recognize but have no obligation to pay in any period. (See additional information under “Supplemental Information Regarding Core Net Investment Income” below).

•	Total investment income for the fourth quarter of 2016 amounted to approximately $18.9 million, which represented an increase of approximately $0.8 million from the third quarter of 2016.

o	For the quarter ended December 31, 2016, we recorded investment income from our portfolio as follows:

•	approximately $8.3 million from our debt investments,

•	approximately $10.0 million from our CLO equity investments, and

•	approximately $0.6 million from all other sources.

o	While our experience has been that cash flow distributions have historically represented useful indicators of our CLO equity investments’ annual taxable income, we now believe that current and future cash flow distributions may provide less useful indications as to the final determination of taxable income with respect to our CLO equity investments. In general, we currently expect our annual taxable income to be higher than our GAAP earnings for the current fiscal year.

•	Our weighted average credit rating on a fair value basis was 2.2 at the end of the fourth quarter of 2016 (compared to 2.2 at the end of the third quarter of 2016).

•	Our total expenses for the quarter ended December 31, 2016 were approximately $11.6 million, down by approximately $0.6 million compared to the third quarter of 2016.

•	Our Board of Directors has declared the following distributions on our common stock:

Quarter Ending	Record Date	Payment Date	Amount Per Share
March 31, 2017	March 16, 2017	March 31, 2017	$0.20
June 30, 2017	June 16, 2017	June 30, 2017	$0.20
September 30, 2017	September 15, 2017	September 29, 2017	$0.20

•	With the recent rise in 3-month LIBOR (and the corresponding loss of the benefit from the LIBOR floors), and with the recent compression in corporate loan spreads leading to lower projected taxable income, the change to the current distribution level is intended to allow us to retain and compound returns on our capital over longer timeframes. We note that this change is not related to any current or projected cash flow diversions from our CLO equity portfolio, and that all of our CLO equity positions made full distributions during the quarter ended December 31, 2016. Going forward, we intend to declare and pay special distributions to our shareholders on an as-needed basis, in order to comply with our income distribution requirements as a regulated investment company for tax purposes.

•	During the fourth quarter of 2016:

o	We made investments of approximately $27.0 million, consisting of approximately $16.6 million in corporate loan investments and approximately $10.4 million in CLO equity, as we continued our rotation of those portfolios. We received proceeds of approximately $21.4 million from sales of our CLO investments.

o	We received proceeds of approximately $32.1 million from repayments, sales and amortization payments on our corporate loan investments. $23.4 million of those proceeds along with a portion of prior quarter repayments, sales and amortization payments were applied towards a $74.7 million partial redemption of the TICC CLO 2012-1 LLC Class A-1 Notes.

•	As of December 31, 2016, the weighted average yield of our debt investments at current cost was approximately 8.3%, compared with approximately 8.0% as of September 30, 2016.

•	As of December 31, 2016, the weighted average effective yield of our CLO equity investments at current cost was approximately 17.0%, compared with approximately 14.0% as of September 30, 2016.

•	As of December 31, 2016, the weighted average cash distribution yield of our CLO equity investments at current cost was approximately 23.8%, compared with approximately 28.9% as of September 30, 2016.

•	At December 31, 2016, we had no investments on non-accrual status.

•	We ended 2016 with approximately $8.3 million of cash on our balance sheet, after the repurchase of $20.5 million of our outstanding convertible notes in December 2016, and we expect that cash on our balance sheet will increase during 2017 in anticipation of the maturity of the remaining $94.5 million of our outstanding convertible notes on November 1, 2017. As of February 28, 2017, we estimate cash on our balance sheet to be approximately $64.9 million.

•	In late February 2017, SourceHOV LLC (“SourceHOV”), Novitex Holdings Inc. (“Novitex”), and Quinpario Acquisition Corp. 2 publicly announced that they would combine to form Exela Technologies (a NASDAQ listed provider of business process outsourcing services). TICC has debt investments in both SourceHOV and Novitex. If this proposed combination is completed, then all of TICC’s existing 1st and 2nd Lien debt at SourceHOV and 1st Lien debt at Novitex would be repaid in full at par plus any applicable call premium. Pending the successful closing of this transaction (which is expected in the second quarter of 2017, subject to regulatory approval), TICC would receive a payment of 102% of par on its $15 million face value investment in the SourceHOV 2nd lien tranche. We note that, as of December 31, 2016, we ascribed a fair value to this investment equal to approximately 65% of par, which was determined based on available information prior to the notification of the proposed transaction.

Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. Our non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted for additional cash distributions received, or entitled to be received (if any, in either case), on our CLO equity investments and also excludes any capital gains incentive fees we recognize but have no obligation to pay in any period. The Company did not recognize any capital gains incentive fees for the quarter ended December 31, 2016.

Income from investments in the “equity” class securities of CLO vehicles, for GAAP purposes, is recorded using the effective interest method based upon an effective yield to the expected redemption utilizing estimated cash flows, compared to the cost resulting in an effective yield for the investment; the difference between the actual cash received or distributions entitled to be received and the effective yield calculation is an adjustment to cost. Accordingly, investment income recognized on CLO equity securities in the GAAP statement of operations differs from the cash distributions actually received by us during the period, (referred to below as “CLO equity additional distributions”).

Further, in order to continue to qualify to be taxed as a regulated investment company (“RIC”), we are required, among other things, to distribute at least 90% of our investment company taxable income annually. Therefore, core net investment income may provide a better indication of estimated taxable income for a reporting period than does GAAP net investment income. Although we can offer no assurance that will be the case as the ultimate tax character of our earnings cannot be determined until tax returns are prepared after the end of a fiscal year. We note that these non-GAAP measures may not be useful indicators of taxable earnings, particularly during periods of market disruption and volatility.

The following table provides a reconciliation of net investment income to core net investment income for the three months and year ended December 31, 2016:

	Three Months Ended December 31, 2016			Year Ended December 31, 2016
	Amount	Per Share Amounts (basic)	Per Share Amounts (diluted)	Amount	Per Share Amounts (basic)	Per Share Amounts (diluted)
Net investment income	$7,284,568	$0.142	$0.142	$24,019,066	$0.460	$0.460
CLO equity additional distributions	3,876,444	0.075	0.075	34,165,951	0.659	0.659
Core net investment income	$11,161,012	$0.217	$0.217	$58,185,017	$1.119	$1.119

We will host a conference call to discuss our fourth quarter results today, Thursday, March 2, 2017 at 10:00 AM ET. Please call 1-888-339-0740 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 1-877-344-7529, and the replay passcode is 10102454.

A presentation containing further detail regarding our quarterly results of operations has been posted under the Investor Relations section of our website at www.ticc.com.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2016, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(unaudited)

	December 31, 2016	December 31, 2015

ASSETS

Non-affiliated/non-control investments (cost: $616,542,612 @ 12/31/16; $767,295,604 @12/31/15)	$578,297,069	$638,890,282
Affiliated investments (cost: $7,497,229 @ 12/31/16; $7,392,352 @ 12/31/15)	11,626,007	6,825,269
Control investments (cost: $0 @ 12/31/16; $16,750,000 @ 12/31/15)	-	11,000,000
Total investments at fair value (cost: $624,039,841 @ 12/31/16;
$791,437,956 @ 12/31/15)	589,923,076	656,715,551
Cash and cash equivalents	8,261,698	23,181,677
Restricted cash	3,451,636	17,965,232
Interest and distributions receivable	9,682,672	12,268,997
Securities sold not settled	7,406	7,845,706
Other assets	1,130,018	321,044
Total assets	$612,456,506	$718,298,207

LIABILITIES

Accrued interest payable.	$1,731,111	$2,139,866
Investment advisory fee and net investment income incentive fee payable to affiliate	3,673,381	4,195,901
Accrued expenses.	1,089,043	3,278,587
Notes payable - TICC CLO 2012-1 LLC, net of discount and deferred issuance costs	125,853,720	233,887,130
Convertible senior notes payable, net of deferred issuance costs	94,116,753	113,862,012
Total liabilities	226,464,008	357,363,496

NET ASSETS
Common stock, $0.01 par value, 100,000,000 share authorized; 51,479,409 and 56,396,435 shares issued
and outstanding, respectively	514,794	563,965
Capital in excess of par value	558,822,643	594,047,019
Net unrealized depreciation on investments	(34,116,765)	(134,722,405)
Accumulated net realized losses on investments	(95,605,057)	(68,772,889)
Distributions in excess of net investment income	(43,623,117)	(30,180,979)
Total net assets	385,992,498	360,934,711
Total liabilities and net assets	$612,456,506	$718,298,207
Net asset value per common share	$7.50	$6.40

TICC CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$33,649,267	$48,556,075	$50,855,738
Income from securitization vehicles and investments	32,503,279	$34,901,766	59,516,739
Commitment, amendment fee income and other income	2,228,877	2,332,680	5,451,167
Total investment income from non-affiliated/non-control investments	68,381,423	85,790,521	115,823,644
From affiliated investments:
Interest income - debt investments	331,404	300,544	116,738
Total investment income from affiliated investments	331,404	300,544	116,738
From control investments:
Interest income - debt investments	567,219	1,371,874	1,384,358
Total investment income from control investments	567,219	1,371,874	1,384,358
Total investment income	69,280,046	87,462,939	117,324,740
EXPENSES
Compensation expense	837,343	1,158,622	1,860,683
Investment advisory fees	11,292,395	19,770,170	21,150,190
Professional fees	6,393,812	5,690,799	2,149,699
Interest expense	19,962,078	20,936,057	22,907,942
Insurance	159,573	68,679	68,638
Director's Fees	642,000	514,501	316,500
Transfer agent and custodian fees	316,577	332,796	284,212
General and administrative	2,861,803	1,340,326	1,398,064
Total expenses before incentive fees	42,465,581	49,811,950	50,135,928
Net investment income incentive fees	2,795,399	(929,933)	5,603,821
Capital gains incentive fees	-	-	(3,872,853)
Total incentive fees	2,795,399	(929,933)	1,730,968
Total expenses	45,260,980	48,882,017	51,866,896
Net investment income	24,019,066	38,580,922	65,457,844

Net change in unrealized appreciation/depreciation on investments
Non-Affiliate/non-control investments	90,159,779	(101,525,472)	(49,550,856)
Affiliated investments	4,695,861	7,057,989	1,227,261
Control investments	5,750,000	(3,910,000)	(990,000)
Total net change in unrealized appreciation/depreciation on investments	100,605,640	(98,377,483)	(49,313,595)

Net realized (losses) gains on investments
Non-Affiliated/non-control investments	(11,262,943)	425,240	(14,788,183)
Affiliated investments	-	(6,762,328)	(4,704,466)
Control investments	(3,000,000)	-	-
Total net realized (losses) on investments	(14,262,943)	(6,337,088)	(19,492,649)

Net increase/(decrease) in net assets resulting from operations	$110,361,763	$(66,133,649)	$(3,348,400)

Net increase in net assets resulting from net investment income per common share:
Basic	$0.46	$0.65	$1.11
Diluted	$0.46	$0.65	$1.06
Net increase/(decrease) in net assets resulting from operations per common share:
Basic	$2.13	$(1.11)	$(0.06)
Diluted	$1.92	$(1.11)	$(0.06)
Weighted average shares of common stock outstanding:
Basic	51,858,313	59,752,896	58,822,732
Diluted	61,773,392	69,786,048	68,855,884
Distributions per share	$1.16	$1.14	$1.16

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS - UNAUDITED

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2016	2015	2014	2013	2012
Per Share Data
Net asset value at beginning of period	$6.40	$8.64	$9.85	$9.90	$9.30
Net investment income(1)(3)	0.46	0.65	1.11	1.09	0.98
Net realized and unrealized capital (losses) gains(2)(3)	1.68	(1.84)	(1.14)	0.06	0.82
Net change in net asset value from operations	2.14	(1.19)	(0.03)	1.15	1.80
Distributions per share from net investment income	(1.08)	(1.14)	(1.00)	(1.16)	(1.12)
Distributions based on weighted average share impact	0.01	0.01	(0.03)	(0.04)	(0.04)
Tax return of capital distributions	(0.08)	-	(0.16)	—	—
Total distributions(4)	(1.15)	(1.13)	(1.19)	(1.20)	(1.16)
Effect of shares issued, net of offering expenses	-	-	—	—	(0.04)
Effect of shares repurchased, gross	0.11	0.08	0.01	—	—
Net asset value at end of period	$7.50	$6.40	$8.64	$9.85	$9.90
Per share market value at beginning of period	$6.08	$7.53	$10.34	$10.12	$8.65
Per share market value at end of period	$6.61	$6.08	$7.53	$10.34	$10.12
Total return(5)	33.29%	(4.35)%	(17.22)%	14.68%	30.49%
Shares outstanding at end of period	51,479,409	56,396,435	60,303,769	53,400,745	41,371,286
Ratios/Supplemental Data(6)
Net assets at end of period (000’s)	385,992	360,935	520,813	526,242	409,603
Average net assets (000’s)	343,328	487,894	560,169	506,093	363,584
Ratio of expenses to average net assets	13.18%	10.02%	9.26%	9.74%	9.35%
Ratio of net investment income to average net assets	7.00%	7.91%	11.69%	11.02%	10.23%
Portfolio turnover rate	27.60%	24.96%	45.91%	38.22%	55.42%

(1)	Represents per share net investment income for the period, based upon weighted average shares outstanding.

(2)	Net realized and unrealized capital gains include rounding adjustments to reconcile change in net asset value per share.

(3)	During the first quarter of 2015, the Company identified a non-material error in its accounting for income from CLO equity investments. Prospectively as of January 1, 2015, the Company records income from its CLO equity investments using the effective yield method in accordance with the accounting guidance in ASC 325-40, Beneficial Interests in Securitized Financial Assets, based upon an estimation of an effective yield to maturity utilizing assumed cash flows. An out-of-period adjustment to net investment income incentive fees, in the amount of $2.4 million, or $0.04 per share, is reflected in the year ended December 31, 2015. Prior period amounts are not materially affected.

During the quarter ended September 30, 2015, the Company recorded an out of period adjustment related to a miscalculation of discount accretion which increased interest income and increased investment cost, by approximately $1.4 million. For the year ended December 31, 2015, approximately $1.1 million, or $0.02 per share, of the adjustment related to prior years. The increase in the investment cost has a corresponding effect on the investment's unrealized depreciation of the same amount. Management concluded the adjustment was not material to previously filed financial statements.

(4)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The ultimate tax character of the Company’s earnings cannot be determined until tax returns are prepared after the end of the fiscal year.

(5)	Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value per share, assuming distribution reinvestment prices obtained under the Company’s distribution reinvestment plan, excluding any discounts.

(6)	The following table provides supplemental performance ratios measured for the years ended December 31, 2016, 2015, 2014, 2013, and 2012:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Ratio of expenses to average net assets:
Expenses before incentive fees	12.37%	10.21%	8.95%	8.68%	6.33%
Net investment income incentive fees	0.81%	(0.19)%	1.00%	1.30%	1.50%
Capital gains incentive fees	-%	-%	(0.69)%	(0.24)%	1.52%
Ratio of expenses, excluding interest expense, to average net assets	7.37%	5.73%	5.17%	6.00%	7.35%

About TICC Capital Corp.
TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligation vehicles.

Forward-Looking Statements
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.